EXHIBIT 15


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated April 21, 2003 on our reviews of interim consolidated financial information of 3M Company and Subsidiaries (the "Company") for the three-month periods ended March 31, 2003 and 2002, and included in the Company's Form 10-Q for the quarter ended March 31, 2003, is incorporated by reference in the Company's Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, for the registration of $639,000,000 aggregate principal amount of the Company's Liquid Yield Option(TM) Notes due 2032 (the "LYONs") and the shares of common stock of the Company issuable upon conversion of the LYONs.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
May 22, 2003